INSIDER TRADING POLICY

Policy
Under United States securities laws, it is a crime to buy or sell securities of a company (including stocks or bonds) while in possession of material, non-public information about the company. Furthermore, it is a crime to pass on such information to others who use it for personal profit if the information was obtained in the course of one’s employment and disclosure violates a duty (of confidentiality or otherwise) owed to the employer. Corporations and “controlling persons” can also be criminally liable unless they take precautions to prevent violations of these laws.

Responsibilities
If a director, officer or any employee has material non-public information relating to World Acceptance Corporation (together with its subsidiaries, the “Company”), it is the Company’s policy, consistent with the law, that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of that information or to pass it on to others.

This Policy also applies to information obtained in the course of employment relating to any other company, including customers, suppliers or other companies with whom the Company is considering a transaction. Such information is the property of the Company, and use for personal gain, or disclosure to others who use it for personal gain, is a conversion of Company property for personal use. As such, that improper use of Company property is strictly prohibited.

There are no exceptions for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure).

Disclosure of Information to Others
The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. No director, officer or employee should, therefore, disclose information to anyone outside the Company, including family members and friends, or discuss the Company or its business on Facebook, X (formerly Twitter), LinkedIn, Instagram, or any other form of social media or any internet message board, chat room or any similar or other forum, other than in accordance with those procedures.

Definition of Material Information
Always remember that “material information” is broadly defined to include any information that a reasonable investor would consider important in a decision to buy, hold or sell securities (in short, any information that could reasonably be expected to affect the price of the securities).

Common examples of information that is frequently regarded as material are:
•the Company's key financial metrics and results;

•guidance on earnings estimates and changing or confirming such guidance at a later date, or other projections of future earnings or losses;
•news of a pending or proposed merger, acquisition or tender offer;
•news of a significant sale of assets or the disposition of a subsidiary;
•changes in dividend policies, the declaration of a new stock split or the offering of additional securities;
•repurchases or redemptions of the Company’s securities or plans related thereto (including any amendment or termination of any such plans);
•significant financing transactions outside of the ordinary course of business;
•any default on outstanding debt of the Company or a bankruptcy filing, corporate restructuring or receivership;
•any significant cybersecurity incidents, including vulnerabilities or data breaches;
•significant legal or regulatory matters;
•a conclusion by the Company or a notification from its independent auditor that any of the Company's previously issued financial statements or auditor’s report regarding such financial statements should no longer be relied upon, or that a restatement will be needed;
•changes in management or the Board of Directors of the Company;
•significant new products or services offerings; or
•the gain or loss of a substantial customer or supplier.
Either positive or negative information may be material. This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. The SEC takes a broad view as to what information is considered material. If you have any questions as to whether certain information is material, please contact the Company’s General Counsel.

Twenty-Twenty Hindsight
If securities transactions become the subject of scrutiny they will be viewed after the fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction involving the Company’s securities, any director, officer or employee should carefully consider how the transaction would be viewed in hindsight if a marked increase or decrease in the stock price occurs after the transaction.

Transactions by Family Members
The restrictions set forth in this Policy apply equally to family members and others living with any director, officer or other employee of the Company. Family members include a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in- laws, and anyone (other than domestic employees) who shares the person’s home and any family members who do not live in a person’s household but whose transactions in Company securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in Company securities. Each director, officer and other employee will be held responsible for the actions of their immediate families and personal households. Consequently, directors, officers and employees should make members of their immediate family and personal households aware of the need to confer with them before they trade in Company securities, and should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for the director’s, officer’s or employee’s own account. If a relative, whether living in such person’s home or outside such person’s home, trades in Company securities, and thereafter there is a marked increase or decrease in the stock price, the relative’s trades, and such person’s actions, will be subject to strict scrutiny. For example, in those circumstances, the Securities and Exchange Commission (“SEC”) frequently begins investigations into whether directors, officers or employees of the company involved tipped the relative who traded.

Tipping Information to Others
Whether the information is proprietary information about the Company, information that could have an impact on the Company’s stock price, or non-public information about another company learned in the course of employment, none of such information should be passed on to others. The same legal penalties apply whether or not the distributor of the information, or tipper, actually benefits from another’s actions. The SEC has often successfully asserted substantial penalties against employees who told others about pending transactions even though those employees did not actually trade or profit from their tippees’ trading.

When Information is Public
Because the Company’s shareholders and the investing public must be afforded the time to receive any potential material information and act upon it, as a general rule no director, officer or employee should engage in any transactions until two full trading days have elapsed after such information has been released. Thus, if a public announcement is made before the markets open on a Monday, Wednesday generally would be the first day on which such persons could trade. Similarly, if an announcement were made after the close on a Thursday, the following Tuesday generally would be the first day. Obviously, these guidelines are meant to ensure only that the public announcement has been adequately disseminated and, even if the specified time periods following a public announcement have passed, any desired transactions by directors, officers or employees will remain subject to all of the other provisions of this Policy.

Additional Prohibited Transactions
The Company’s Policy prohibits directors, officers and employees (and their family members noted above) from engaging in any of the following activities with respect to securities of the Company:

1.Trading in securities on a short-term basis.

•All employees. The Company encourages (but does not require) that all Company securities purchased by an employee (other than an Insider (as defined below)) should be held for a minimum period of six months before any subsequent resale.
•Insiders. The Company requires that any director, officer or other employee designated as an insider by the Board, the Chief Financial Officer or General Counsel from time to time (collectively, “Insiders”) refrain from selling any Company securities for a period of six months after the purchase of any Company securities. Similarly, any Insider must refrain from purchasing any Company securities for a period of six months after the sale of any Company securities. (Note that the SEC’s short-swing profit rule similarly subjects Insiders to liability for certain sales of securities within six months of certain purchases and for certain purchases of securities within six months after certain sales.) Insiders of the Company may vary from time to time and will typically include, in addition to the directors and executive officers of the Company, those persons who, because of the nature of their responsibilities, are or are likely to become aware of important Company information. These restrictions have been adopted in part to prevent Insiders from engaging in transactions that lead to “short-swing profits” liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•Exceptions. These restrictions on short-term trading do not apply to stock option exercises because option exercises are not regarded as purchases of securities. The restrictions do apply, however, to sales of shares received upon the exercise of an option. An Insider may immediately sell the option shares after exercising a stock option only if the Insider has not purchased other Company shares within the six months prior to the option exercise. If an Insider has purchased other Company shares within the six months prior to the option exercise, he or she may not sell the option shares until the purchased shares have been held for at least six months.
•These short-term trading restrictions also do not apply to the receipt of shares granted pursuant to an election to receive equity in payment of a portion of a bonus or other award pursuant to any incentive compensation plan of the Company. These restrictions do apply, however, to a market sale of such shares. Shares received pursuant to such a plan also may be subject to contractual restrictions on resale as set forth in the applicable compensation plan or award agreement.
2.Short sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, no Insiders or other employees should ever engage in short sales of Company securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

3.Buying or selling puts or calls. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long- term objectives. Accordingly, transactions in put options, call options or other derivative securities on an exchange, in any other organized market, or otherwise are prohibited by this Policy.

4.Hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders.

Therefore, directors, officers and employees are prohibited from engaging in any such transactions involving Company securities.

5.Margin Accounts and Pledging Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers, and other employees must obtain pre-clearance from the Company’s Chief Financial Officer or General Counsel before placing Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Pre-clearance generally will be granted when the director, officer, or employee demonstrates the ability to repay the obligation with assets other than the pledged Company securities.

6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker and, as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the headings “Pre-Clearance of All Transactions by Insiders” and “Blackout Periods.”

Company Assistance
Any person who has any questions about specific transactions may obtain additional guidance from the Company’s General Counsel. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the individual. In this regard, it is imperative that good judgment is used at all times.

Pre-Clearance of All Transactions by Insiders
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where any director, officer or other employee engages in a trade while unaware of a pending major development), the following procedures will apply:

Except as otherwise set forth below with respect to Rule 10b5-1 Plans, all transactions in Company securities (acquisitions, dispositions, transfers, etc.) and any plans related thereto by Insiders must be pre-cleared by the Company’s Chief Financial Officer or General Counsel.

If an employee has not been previously designated as an Insider and the Company determines that he or she is or may become aware of potentially material information nonetheless, such employee will be notified of his or her Insider status and the rules relating to trading by Insiders will apply to such employee until further notice. Those persons required to pre-clear transactions should contact the Chief Financial Officer or General Counsel at least two business days in advance of a proposed transaction. The Chief Financial Officer or General Counsel will make appropriate inquiries, review and, as soon as possible, advise whether or not the Company will permit a transaction under the circumstances. The Chief Financial Officer or General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction, or may approve the transaction in advance of the two business day window, if appropriate review is completed.

Once pre-cleared, a transaction or Rule 10b5-1 Plan must be initiated within two business days. If a transaction is not initiated within that period, it cannot thereafter be initiated without a second pre-clearance.

Blackout Periods
Quarterly Blackouts. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, Insiders can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, they will not be pre-cleared to trade in Company securities during the period beginning on the twentieth (20th) day of the last month of any fiscal quarter of the Company and ending two full trading days after the issuance of the quarterly earnings release. Thus, if the fiscal quarter in question ends on December 31st and earnings are released before the market opens on January 20th, Insiders will not be permitted to trade between December 20th and January 21st.

Corporate News Blackouts. The Company may also on occasion issue interim earnings guidance or other potentially material information (which may include pending announcement of a stock repurchase plan or any amendments thereto) by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. During that time the Company may impose a blackout on trades while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few Insiders. So long as such an event remains material and nonpublic, no Insiders will be permitted to trade in Company securities. The existence of an event- specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company securities during an event-specific blackout, the Chief Financial Officer or General Counsel will inform the requester of the existence of a blackout period without disclosing the reason for the blackout. No person made aware of the existence of an event-specific blackout should disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer or General Counsel to designate a person as being subject to an event-specific blackout will not in any event relieve that person of the obligation not to trade while aware of material nonpublic information.

Reports of Beneficial Ownership; Post-Transaction Notice
The Company’s directors and executive officers are required to file initial reports of their beneficial ownership of any class of the Company’s securities with the SEC on Form 3. Thereafter, each reporting person must file Forms 4 and 5 reporting all reportable changes in beneficial ownership. A report on Form 4 is due for each then-reportable change in beneficial ownership by the second business day after the transaction. A report on Form 5, if applicable, is due from each reporting person within 45 days after the end of the Company’s fiscal year.

To facilitate public reporting requirements, each director and executive officer shall also notify the Chief Financial Officer or General Counsel (or his or her designee) of (i) the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, or (ii) the entry into, amendment or termination of any Rule 10b5-1 plan with respect to the purchase or sale of Company securities, in each case, as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

Trading of Stock in Company-Sponsored Plan
The Chief Financial Officer or General Counsel may promulgate specific rules, either in addition to or as exceptions to the rules stated above, to govern transactions in Company securities in or through Company-sponsored retirement, savings or profit-sharing plans. All such rules will be deemed to be part of this Policy.

Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. To be eligible to invoke this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, any Rule 10b5-1 Plan (including any amendment thereto or termination thereof) must be approved in advance by the General Counsel as set forth below.

In general, a Rule 10b5-1 Plan must (i) be entered into at a time when the person entering into the plan is not aware of material nonpublic information and is not otherwise subject to a Blackout Period and (ii) comply with all of the requirements of Rule 10b5-1. In the case of directors and executive officers subject to Section 16, any Rule 10b5-1 Plan must also include a requirement that the broker notify the Company before the close of business on the day after the execution of the transaction. No person may have more than one Rule 10b5-1 Plan or overlapping Rule 10b5- 1 Plans, except to the extent permitted by Rule 10b5-1. If you have any questions regarding the requirements of Rule 10b5-1, the Company’s General Counsel will provide you with a summary of the applicable parameters.

Any Rule 10b5-1 Plan (or any amendment to any such Rule 10b5-1 Plan) must be submitted for approval prior to the entry into (or amendment of) the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Any plan to terminate a Rule 10b5-1 Plan must be submitted for approval at least two business days prior to the proposed termination. The Company reserves the right to withhold pre-clearance of any Rule 10b5-1 Plan that the Company determines is not consistent with the rules regarding such plans or may approve the transaction in advance of the two-business day window, if appropriate review is completed.

Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Modifications to or terminations of Rule 10b5-1 Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a Blackout Period and compliance with all of the requirements of Rule 10b5-1.

Post-Termination Transactions
This Policy continues to apply to transactions in Company securities by Insiders even after such persons have terminated employment with or service to the Company. If an Insider is in possession of material nonpublic information upon such termination, such person may not trade in Company securities until that information has become public and adequately disseminated in accordance with this Policy or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to transactions in Company securities by an Insider upon the expiration of any blackout period that is applicable to Insider transactions at the time of termination of service.

Certifications
From time to time on request from the Chief Financial Officer or General Counsel, each employee, officer and director will be required to certify his or her understanding of and intent to comply with this Policy. In addition, directors and officers will be expected to make this certification no less frequently than annually.